Exhibit 10.9

RELEASE AGREEMENT

This Release Agreement (the “Agreement”) is entered into as of January 16, 2008, by and between Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”) and WB Automotive Holdings, Inc. (“WB Holdings”) (collectively, the “Parties”).

WHEREAS, Whitebox Convertible Arbitrage Partners L.P., Whitebox Hedged High Yield Partners L.P., Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. (“Purchasers”) and Tecstar Automotive Group, Inc. (“TAG”) entered into a Convertible Senior Subordinated Note Purchase Agreement dated as of July 12, 2004 (the “Note Purchase Agreement”), in connection with which TAG issued to Purchasers Convertible Subordinated Promissory Notes (the “Convertible Sub Notes”) in the aggregate principal amount of $15,000,000; and

WHEREAS, pursuant to the terms of a First Amendment to Convertible Senior Subordinated Note Purchase Agreement, dated as of January 31, 2007 (the “First Amendment to Note Purchase Agreement”), and a Second Amendment to Convertible Senior Subordinated Note Purchase Agreement, dated as of November 14, 2007 (the “Second Amendment to Note Purchase Agreement”), TAG and Purchasers amended the Note Purchase Agreement (the Note Purchase Agreement, as amended by the First Amendment to Note Purchase Agreement and the Second Amendment to Note Purchase Agreement, the “Amended Note Purchase Agreement”); and

WHEREAS, in connection with the First Amendment to Note Purchase Agreement, TAG issued, to Purchasers Amended and Restated Convertible Subordinated Promissory Notes dated January 31, 2007, in the aggregate principal amount of $15,637,500, which were subsequently amended and restated on September 13, 2007 and November 14, 2007 to reduce the aggregate principal amount to $15,308,220 (all such notes as amended and restated, the “Amended and Restated Convertible Sub Notes”) (all obligations of TAG under the Amended Note Purchase Agreement and the Amended and Restated Convertible Sub Notes are sometimes collectively referred to as the “Amended and Restated Convertible Sub Note Obligations”); and

WHEREAS, TAG executed a Security Agreement, dated January 31, 2007 (the “TAG Security Agreement”), under which, as security for the Amended and Restated Convertible Sub Note Obligations, TAG granted to Purchasers a security interest in all of TAG’s assets (the “Collateral”), including its stock in all of its subsidiaries and including all of its accounts receivable; and

WHEREAS, Quantum executed a Guaranty dated January 31, 2007 (the “Quantum Convertible Sub Note Guaranty”), absolutely and unconditionally guaranteeing repayment of the Amended and Restated Convertible Sub Note Obligations; and

WHEREAS, pursuant to the terms of an Assignment Agreement dated as of January 13, 2008 (the (“Amended and Restated Convertible Sub Notes Assignment Agreement”), Purchasers assigned to WB Holdings all of Purchasers’ right, title and interest in the Amended Note Purchase Agreement, the Amended and Restated Convertible Sub Notes, the TAG Security Agreement, and the Quantum Guaranty; and

WHEREAS, pursuant to the terms of a Strict Foreclosure Agreement dated January 16, 2008, TAG transferred, conveyed, assigned and surrendered all of its right, title and interest in certain of the Collateral (the “Transferred Collateral”) to WB Holdings in full payment, satisfaction and release of the Amended and Restated Convertible Sub Note Obligations and the Quantum Convertible Sub Note Guaranty (the “Strict Foreclosure Agreement”); and

WHEREAS, TAG also executed a Promissory Note, dated November 6, 2007 (the “November Term Note”) in the original principal amount of $5,000,000 in favor of WB QT; and

WHEREAS, to secure the November Term Note, Quantum and TAG, among others, executed a First Amendment to Security Agreement, dated November 6, 2007, amending the terms of that certain Security Agreement, dated January 31, 2007 (the “Credit Facility Security Agreement”), under which Quantum and TAG, among others, granted a security interest to secure the obligations of Quantum to Purchasers (the “Credit Facility Obligation”) under the terms of a certain Credit Agreement dated January 31, 2007 (the “Credit Agreement”); and

WHEREAS, the Credit Facility Security Agreement has been amended, pursuant to the terms of a Second Amendment to Security Agreement dated January 16, 2008, to exclude the November Term Note from the obligations secured thereunder; and

WHEREAS, by Security Agreement dated January 16, 2008 (the “November Term Note Security Agreement”), TAG granted and WB QT a security interest in its assets to secure the November Term Note; and

WHEREAS, Quantum executed a Guaranty, dated November 6, 2007 (the “November Term Note Guaranty”), absolutely and unconditionally guaranteeing payment of the November Term Note; and

WHEREAS, the November Term Note is currently in default and Quantum has made no payment under the November Term Note Guaranty; and

WHEREAS, pursuant to the terms of an Assignment Agreement dated as of January 13, 2008 (the (“November Term Note Assignment Agreement”), WB QT assigned to WB Holdings all of WB QT’s right, title and interest in the November Term Note, the November Term Note Security Agreement and the November Term Note Guaranty; and

WHEREAS, in addition to the release set forth in the Strict Foreclosure Agreement, Quantum has requested that WB Holdings release Quantum from its liability under the November Term Note Guaranty, and from certain other obligations; and

WHEREAS, WB Holdings is willing to release Quantum from its liability under the November Term Note Guaranty and such other obligations under the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants set forth below, it is hereby agreed as follows:

1. Recitals Incorporated. The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full, and made a part of, this Agreement.

2. Payment of $1 Million and Assumption of Debt. In consideration for the release granted to it under this Agreement, Quantum shall: (a) upon execution of this Agreement and the documents referenced in paragraph 3 of this Agreement, pay to WB Holdings, by wire transfer, the sum of One Million Dollars ($1,000,000); and (b) assume the obligation to pay unpaid interest that has accrued through the present under the Amended and Restated Convertible Sub Notes in the amount of $887,456.30, such amount having been incorporated into the face amount of the Convertible Promissory Note attached hereto as Exhibit C. WB Holdings acknowledges that the payment and the assumption of debt hereunder shall constitute full and complete payment by Quantum for the obligations released hereby.

3. Release of Liability in Favor of Quantum. Effective upon the execution of this Agreement, the Third Amendment to Credit Agreement in the form attached hereto as Exhibit A, the Term B Note in the form attached hereto as Exhibit B, the Convertible Promissory Note in the form attached hereto as Exhibit C and the Convertible Note Purchase Agreement in the form attached hereto as Exhibit D, and upon the receipt of the $1 million payment referenced in paragraph 2 of this Agreement, WB Holdings, on its own behalf and on behalf of its subsidiaries that were former subsidiaries of TAG (the “Subsidiaries”): (a) hereby releases and forever discharges Quantum and its respective shareholders, officers, agents, professionals, employees, attorneys, representatives, affiliates, subsidiaries, directors, predecessors, successors and assigns, and each of them (collectively, the “Quantum Releasees”) from any and all rights, claims, remedies and causes of action whether known or unknown, liquidated or unliquidated, contingent or absolute, accrued or unaccrued, matured or unmatured, insured or uninsured, joint or several, determined or undetermined, determinable or otherwise from the beginning of time through the date of this Agreement that WB Holdings and the Subsidiaries have, had or may have against the Quantum Releasees, including but not limited to any claims against the Quantum Releasees under the Amended and Restated Convertible Sub Note Obligations, the Quantum Convertible Sub Note Guaranty, the November Term Note Guaranty, the November Term Note Security Agreement and including but not limited to any claims for indemnification, contribution, reimbursement or subrogation that WB Holdings or the Subsidiaries has, had or may have against the Quantum Releasees arising out of any claim by a third party (a “Third Party Claimant”) against WB Holdings or any of the Subsidiaries (the “Released Claims Against Quantum”); and (b) covenants not to sue the Quantum Releasees on account of any of the Released Claims Against Quantum. Notwithstanding anything herein to the contrary, nothing herein shall constitute a waiver of any of the obligations of any of the Quantum Releasees under this Agreement or under the Strict Foreclosure Agreement.

4. Defense of TAG in Litigation in which TAG and a Subsidiary are Party Defendants. In any litigation, brought by a Third Party Claimant, in which TAG and any Subsidiary are co-defendants, the Subsidiary shall assume the defense of TAG, at the Subsidiary’s cost, provided that: (a) the economic interests of the Subsidiary and of TAG as defendants in the litigation are aligned in all material respects; (b) the cost of defending TAG does not materially increase the costs, including attorneys fees, that the Subsidiary would otherwise incur if TAG were not a defendant, and (c) TAG fails to notify the Subsidiary that TAG wishes to assume its own defense. In the event that a Subsidiary defendant determines, in its reasonable discretion, that its interests are not materially aligned with TAG’s or that defending TAG in the litigation will materially increase the Subsidiary’s costs of defense, including attorneys’ fees, then that Subsidiary shall provide written notice to TAG of such determination, whereupon, on the date specified in the notice, which shall in no event be less than ten business days from the date of the notice, the obligation to defend TAG shall terminate.

5. Release of Liability in Favor of the WB Holdings. Quantum hereby: (a) releases and forever discharges WB Holdings and its shareholders, officers, agents, professionals, employees, attorneys, representatives, affiliates, subsidiaries, directors, predecessors, successors and assigns, and each of them (collectively, the “WB Holdings Releasees”), from any and all rights, claims, remedies and causes of action whether known or unknown, liquidated or unliquidated, contingent or absolute, accrued or unaccrued, matured or unmatured, insured or uninsured, joint or several, determined or undetermined, determinable or otherwise from the beginning of time through the date of this Agreement (the “Released Claims against WB Holdings”), including but not limited to any claim that the transfer of assets under the Strict Foreclosure Agreement is fraudulent, preferential or otherwise avoidable and (b) covenants not to sue any of the WB Holdings Releasees on account of any of the Released Claims against WB Holdings. Notwithstanding anything herein to the contrary, nothing herein shall constitute a waiver of any of the obligations of any of the WB Holdings Releasees under this Agreement or the Strict Foreclosure Agreement.

6. Entire Agreement. This Agreement represents the final agreement between the Parties with respect to its subject matter, and may not be contradicted by evidence of prior or contemporaneous oral agreements among the parties. There are no oral agreements between the Parties with respect to the subject matter of this Agreement.

7. Successors and Assigns. This Agreement shall: (a) be binding on the Parties and their respective successors and assigns; and (b) inure to the benefit of the Parties and their respective successors and assigns.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Michigan applicable to contracts made and to be performed within such state without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

9. Amendment, Waiver. This Agreement may be amended, modified or waived only in a writing signed by both Parties.

10. Good Faith and Consultation with Legal Counsel. This Agreement has been jointly drafted by the Parties and each of the Parties has had access to and the opportunity to consult with independent legal counsel. Each of the Parties acknowledges having read all of the terms of this Agreement and they enter into the Agreement voluntarily and without duress.

11. Severability. In the event that any one or more of the provisions of this Agreement shall be for any reason invalid, illegal or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision of the Agreement and such invalid, illegal or unenforceable provision shall be treated as if it had never been contained herein.

12. Revival of Obligations. Notwithstanding any other provision of this Agreement, and in the event TAG becomes a debtor in a case under Title 11 of the United States Code (the “Bankruptcy Code”), in the event that this Agreement, the Strict Foreclosure Agreement, the transfer of the Transferred Collateral under the Strict Foreclosure Agreement, any releases under this Agreement or under the Strict Foreclosure Agreement, or any part thereof, is subsequently invalidated, declared to be a fraudulent or preferential transfer, set aside, avoided and/or required to be repaid to a trustee, receiver or any other party, whether under any bankruptcy law, state or federal law, common law or equitable cause, or otherwise, then the obligations under the November Term Note and the November Term Note Guaranty, to the extent they remain unsatisfied, together with all defenses, claims, counterclaims, rights and remedies, both legal and equitable, that TAG has or may have under the November Term Note, that Quantum has or may have under the November Term Note Guaranty and that TAG or Quantum may have under applicable law, shall be revived and reinstated and shall continue in full force and effect until WB Holdings has received payment in full on such obligations.

13. Notice. Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified below, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

If to the TAG:

Tecstar Automotive Group, Inc.

c/o Quantum Fuel Systems Technologies Worldwide, Inc.

570 Executive Drive

Troy, Michigan 48083

Attn: Kenneth R. Lombardo

Facsimile No. 248-588-9958

with a copy to:

Foley & Lardner LLP

500 Woodward Avenue

Suite 2700

Detroit, Michigan 48226

Attn: Patrick Daugherty

If to WB Automotive Holdings or any Subsidiary:

Whitebox L.P.

3033 Excelsior Boulevard

Suite 300

Minneapolis, Minnesota 55416

Attn: Dale Willenbring

Facsimile No. (612) 253-6100

with a copy to:

Parsinen Kaplan Rosberg + Gotlieb P.A.

100 South Fifth Street

Suite 1100

Minneapolis, Minnesota 55402

Attn: David A. Orenstein

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.		WB AUTOMOTIVE HOLDINGS, INC.

By:	/s/ W. Brian Olson	By:	/s/ Jonathon Wood
Its:	CFO	Its:	CFO